Exhibit 99.1
Dear Shareholder,
I am pleased to report that the September 30, 2008 year to date net income for Isabella Bank Corporation was $6.14 million, an 8.5% increase when compared to the same period in 2007. Earnings per share for the first nine months of 2008 were $0.82 versus $0.81 for the same period in 2007. Assets as of September 30, 2008 were $1.12 billion and total assets under management, which includes loans sold and serviced, trust assets, and assets under the Raymond James brokerage operations, were $1.61 billion.
The increase in 2008 net income is primarily attributable to a $5.78 million increase in net interest income. The year to date fully taxable equivalent net yield on interest earning assets was 3.86% a 0.28% increase over September 30, 2007 yields. The strong increase in net interest income was offset by a $3.16 million increase in the provision for loan losses and a $1.70 million increase in operating expenses. Management believes that operating expenses have been managed effectively as evidenced by their decline as a percentage of average assets from 2.23% in the first nine months of 2007 to 2.02% for the first nine months of 2008.
The Corporation’s asset quality as of September 30, 2008 continues to be good as evidenced by the relatively low percentage of assets that are classified as “non-performing” to total assets of 1.18%. Management believes, due to its seasoned lending professionals and a well defined risk management process, the Corporation is very well positioned to manage its credit loss exposure in this difficult economic climate.
The Corporation’s risk based capital to risk adjusted total assets ratio of 14.26% at the end of the current quarter was exceptionally strong when compared to the required ratio of 8.0% to be considered adequately capitalized under the Federal Reserve Board’s risk based capital rules.
Individuals who wish to purchase additional Isabella Bank Corporation shares may contact the Raymond James branch located at Isabella Bank at 989-773-3585. For current stock information and shares availability please visit www.pinksheets.com and enter the Corporation’s trading symbol ISBA. If you have any comments or questions please feel free to call me at 989-779-6234 or e-mail me at dangner@isabellabank.com. Thank you for your continued support and confidence.

Dennis P. Angner
President & CEO
To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the Isabella Bank Corporation’s annual report on Form 10-K for the year ended December 31, 2007 and Form 10-Q for the quarter ended September 30, 2008, which are or will be available from the Securities and Exchange Commission’s Public Reference facilities and from its website at www.sec.gov.